EXHIBIT 11.2

DEFINITIVE TRANSACTON AGREEMENT

THIS DEFINITIVE TRANSACTION AGREEMENT made effective the ___ day of March, 2013. BETWEEN:

SCOTT SAFETY SUPPLY SERVICES INC.

(hereinafter “Scott Safety”)

-and-

1737504 ALBERTA LTD.

(hereinafter called "173")

- and -

ALTERRUS SYSTEMS INC.

(hereinafter called “ASI”)

WHEREAS:

A.
173 and ASI wish to form the Partnership for the purpose of providing fire suppression and medical services staff to Scott Safety and Scott Safety wishes to engage the Partnership for such purpose; and

B.
The Parties wish to outline the transactions required to occur in order to achieve the provision of fire suppression and medical services staff to Scott Safety by the Partnership as provided for in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained herein the Parties covenant and agree with each other as follows:

ARTICLE 1 INTERPRETATION

1.1           Definitions

For the purposes of this Agreement the following words and terms shall have the following meanings;

(a)	“ASI Interest” means ASI interest in the Partnership as set forth in Section 2.1;

(b)	“Agreement” means this definitive transaction agreement, the recitals and schedules hereto, and any amendments to any of the foregoing;

(c)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Alberta;

(d)
“Charge” means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, restrictive or statutory covenant, profit a prendré, right of re-entry, lease, license, assignment, option or claim, or right of any Person of any kind or nature whatsoever or howsoever arising which may constitute or become by operation of law or otherwise an encumbrance;

(e)	"Closing" means the consummation and closing of the transactions contemplated by this Agreement;

(f)	“Control” means the legal and beneficial ownership of more than 50% of the issued and outstanding voting shares of a corporation;

(g)	“Labour Supply Agreement” means the agreement to be entered into by Scott Safety and the Partnership, concerning supply of medical services personal by the Partnership to Scott Safety;

(h)	“Parties” means 173, ASI and Scott Safety and “Party” means any one of 173, ASI, or Scott Safety;

(i)	“Partnership” means the general partnership called the “Scott Safety Labour Partnership”, consisting of 173 and ASI as the initial partners thereof.

(j)	“Partnership Agreement” means a partnership agreement in substantially the same from as is attached hereto as Schedule A;

(k)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Government Authority, authority or entity however designated or constituted;

(l)
“SS Employee Reorganization” means the reorganization undertaken by Scott Safety and the Partnership with respect to the employees of Partnership and the supply of labour to Scott Safety, including the execution and delivery of the Labour Supply Agreement;

(m)	"Tax Act" means the Income Tax Act (Canada) as amended from to time;

Definitions contained in this Section are not exhaustive of the defined terms or expressions used in this Agreement and other terms or expressions may be defined throughout this Agreement.

1.2           Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to “Articles” and “Sections” are to Articles and Sections of this Agreement.

1.3           Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4           Currency

All references to currency herein are to lawful money of Canada unless specifically noted otherwise.

1.5           Deemed Covenants

All provisions of this Agreement shall be deemed and construed as covenants as though words expressing or reporting covenants and agreements were used in each separate provision hereof.

1.6           Preamble Incorporation

The Parties hereby confirm and ratify the matters contained and referred to in the preamble to this Agreement and agree that same are expressly incorporated in this Agreement.

1.7           Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part of this Agreement:

(a)           Schedule A - Form of Partnership Agreement.

ARTICLE 2 FORMATION OF PARTNERSHIP

2.1           Creation of Partnership & Capital Contributions

Concurrently with the execution of this Agreement, 173 and ASI shall cause the formation of Partnership by entering into the Partnership Agreement. Concurrently upon enterining into the Partnership Agreement, 173 and ASI shall make the following capital contributions and, as a result, shall have the following proportionate interest in the Partnership:

Party	Capital Contribution	Partnership Interest
173	$1.00	0.01%

ASI	$9,999.00	99.99%

ARTICLE 3 LABOUR SUPPLY PRE-PAYMENT & ALLOCATION OF INCOME

3.1           Pre-payment for Services

Upon formation of the Partnership in accordance with Section 2.1, and upon completion of the SS Employee Reorganization, which Scott Safety and 173, in its capacity as managing partner of the Partnership, covenant to undertake and complete, Scott Safety covenants and agrees to pre-pay for the supply of medical services personal to Scott Safety in the amount of Seventeen Million ($17,000,000) Dollars (the “Labour Supply Pre-Payment”), which Labour Supply Pre-payment shall be made on or before March 26, 2013.

3.2           Income Allocation

Upon receipt of the Labour Supply Pre-payment as provided for in Section 3.1, on or before March 26, 2013, 173, as managing partner of the Partnership, shall cause the Partnership to allocate no more than: (i) Sixteen Million Nine Hundred Ninety-eight Thousand Three Hundred ($16,998,300) Dollars to ASI as taxable income, and (ii) One Thousand Three Hundred ($1,300) Dollars to 173 as taxable income.

ARTICLE 4 CALL OPTION & PUT OPTION

4.1           Call Option

Immediately following the completion of the steps outlined in Articles 2 and Article 3 herein, ASI shall grant Scott Safety the option (the “Call Option”), to be exercised no later than March 26, 2013, to purchase all, but not less than all, of the ASI Interest, for a purchase price of Five Hundred Ten Thousand ($510,000) Dollars, free and clear of all Charges. The payment of such purchase price shall be satisfied by way of payment by Scott Safety, on behalf of ASI, toward the outstanding debt obligation of ASI to Paul Sturt and the remainder in cash to ASI.

4.2           Put Option

In the event that Scott Safety has not exercised the Call Option on or before March 26, 2013 (the “Call Exercise Date”), Scott Safety hereby acknowledges and agrees that ASI shall have an irrevocable right and option (the “Put Option”) to require Scott Safety (or its assignee) to purchase all, but not less than all, of the ASI Interest, for a purchase price of Five Hundred Ten Thousand ($510,000) Dollars, free and clear of all Charges. The payment of such purchase price shall be satisfied by way of payment by Scott Safety, on behalf of ASI, toward the outstanding debt obligation of ASI to Paul Sturt and the remainder in cash to ASI.

4.3           Further Assurances

173, as managing partner of the Partnership, acknowledges and agrees that upon either exercise of the Put Option or the Call Option, as the case may be, 173 shall do all things and execute all documents required to give effect to the transactions contemplated by the Put Option or the Call Option, as the case may be.

ARTICLE 5 CLOSING & CONDITION PRECEDENT

5.1           Closing of Transactions

All steps related to the transactions set out herein shall take place at the offices of Bryan & Company LLP, 2600 Manulife Place, 10180 - 101 Street, Edmonton, Alberta T5J 3Y2. The Parties shall deliver such documents and agreements as are reasonably required to allow the transactions contemplated herein to close.

5.2           ASI Condition

This Agreement and the Parties’ obligations hereunder are subject to the board of directors of ASI approving the transactions contemplated herein. This condition precedent is for the sole benefit and advantage of ASI and, on or before 10:00 a.m. (MST) on March 26, 2013 (the "Condition Date"), ASI shall give written notice to the other Parties (“Condition Notice”) advising them that the condition has been satisfied, in which case ASI shall be bound to perform its obligations hereunder and complete the transactions contemplated herein, or that the condition has not been satisfied, in which case this Agreement shall be null and void and be of no force or effect. In the event the Condition Notice is not delivered by 10:00 a.m. on the Condition Date, the condition precedent shall be deemed to have been satisfied.

ARTICLE 6 GENERAL PROVISIONS

6.1           Modification

This Agreement may not be modified or amended except by written agreement among all of the Parties.

6.2           Assurances

Each of the Parties covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

6.3           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

6.4            Assignment

This Agreement shall not be assignable by any Party without the consent in writing of the other Parties.

6.5           Unenforceable Provisions

Any clause or provision of this Agreement which, for any reason, is or becomes unenforceable or void shall be severed from this Agreement and shall not alter or terminate the validity or enforceability of any other provisions hereof.

6.6           Time of Essence

Time shall be of the essence of this Agreement and of every part hereof.

6.7           Notices

All notices, demands or other communications required or permitted to be given hereunder shall be in writing and may be delivered personally, sent by facsimile or PDF or may be forwarded by registered mail to the Parties at the following addresses:

(a)           If to 1737504 Alberta Ltd:

5012 Caxton Street
West, Box 1983,
Whitecourt, AB T7S 1P7
Attention: Paul Sturt

(b)           If to Alterrus Systems Inc.

120 Columbia Street
Vancouver BC V6A 3Z8
Attention: Stephen Fane

(c)           If to Scott Safety Supply Services Inc.

5012 Caxton Street
West, Box 1983,
Whitecourt, AB T7S 1P7
Attention: Paul Sturt

Any notice delivered or sent by facsimile or PDF shall be deemed to have been given and received at the time of delivery and any notice mailed as aforesaid shall be deemed to have been given and received at the expiration of forty eight (48) hours after it is posted, addressed as aforesaid, or to such other address or addresses as form time to time may be notified in writing by one Party to the other Parties; provided, if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a labour dispute, slow-down or other disruption which might affect the normal delivery of such notice by mail, then such notice shall be effect only if actually received.

6.8           Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.9           Counterparts

This Agreement may be executed in several counterparts and delivered by facsimile or via email in portable document format and the execution and delivery of such counterparts shall have the same effect as the execution and delivery of a single original document.

[Remainder of Page Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

ALTERRUS SYSTEMS INC.	1737504 ALBERTA LTD.

Per: ____________________________	Per: ____________________________________

SCOTT SAFETY SUPPLY SERVCIES INC.

Per: ____________________________________

SCHEDULE A

FORM OF PARTNERSHIP AGREEMENT

See attached

A-1